February 27, 2006

Goldcorp Inc., Luismin SA. de C.V.,

Minas Sanluis, S.A. de CV, and

Minera Thesalia. SA. de CV.

c/o Suite 1560

200 Burrard Street

Vancouver, British Columbia V6C 3L6

Attention: Mr. Eduardo Lima

Dear Sirs:

Re:

"La Preciosa" Property, Durango State, Mexico

Pursuant to an agreement dated November 17, 2003 (the "Original Agreement") attached hereto as Schedule "A" among Wheaton River Minerals Ltd. (now Goldcorp Inc.) ("Goldcorp"), Luismin, S.A. de CV. “Luismin"), Minas Sanluis, SA. de CV., and Minera Thesalia, S.A. de C.V. (collectively, the "Goldcorp Group") and Orko Gold Corporation ("Orko”). Orko acquired a seventy-five percent (75%) working interest in those certain exploration concessions situated in the Municipality of Panuco de Coronado, Durango State, Mexico referred to as the "La Preciosa" Property. This letter agreement sets out the terms and conditions upon which Orko (or its subsidiary) will acquire the remaining twenty-five percent (25%) right, title and interest in and to the Property. All capitalized terms used but not defined in this letter agreement, including the term “Property", will have the meanings given to them in the Original Agreement

1.

Purchase and Sale of interest in Property

Subject to the conditions contained in. section 4 hereof, Goldcorp Group hereby sells and assigns to Orko, and Orko hereby purchases, all Goldcorp Group's right, title and interest in and to the Property and benefits to be derived therefrom in consideration of the purchase price of US$1,000,000 (the "Purchase Price”).

2.

Payment of Purchase Price

Orko will pay the Purchase Price by issuing to Luismin, unless otherwise directed, that number of common shares of Orko (the "Shares") at a deemed price of CDNS0.48 equal to the value of the Purchase

Price using the closing exchange rate of one Canadian dollar in exchange for U.S. currency as quoted by the Bank of Canada on the date of execution of this letter agreement.

3.

Resale Restriction on Shares

Luismin acknowledges that the Shares to be issued pursuant to section 2 hereof will be subject to resale restrictions of four months plus one day under applicable securities laws in Canada and any other resale restrictions that may be imposed by the TSX Venture Exchange or under the laws of the jurisdiction is which Luismin is domiciled.

Upon a decision by Luismin to dispose of any of the Shares, Luismin shall so notify Orko, and Orko will have a right of first refusal to purchase or place the Shares for seven (7) days from the date of such notice, failing which Luismin shall be free to dispose of same in whatever manner it determines in its sole discretion.

4.

Conditions of Closing

Closing of the purchase and sale of the Property contemplated by this letter agreement is subject fulfillment or waiver of the following conditions;

(a)

the representations and warranties of Goldcorp and Luismin contained in both the Original Agreement and this letter agreement, and in any certificate or document delivered under this letter agreement, will be true at and as of the closing date of the purchase and sale of the Property as if they had made the representations and warranties at and as of that time; and

(b)

Orko having received the conditional acceptance of the TSX Venture Exchange regarding the issuance of the Shares.

5.

Closing Matters

The purchase and sale of the Property will close on a date (the "Clueing Date") within five (5) business days of fulfillment of the closing condition contained in section 4(b) hereof.

The Goldcorp Group agrees to execute and deliver, on the Closing Date, all deeds of conveyance, quitclaims, hilts of sale, transfers, and assignments (the "Transfer Documents”), in form and content reasonably satisfactory to Orko counsel, as may be requited to effectively transfer a one hundred percent (100%) right, title and interest to the Property to Orko (or its subsidiary), free and clear of all liens, charges and encumbrances, except the Underlying Royalty, and the Transfer Documents shall be registrable in all places where registration of them is required to transfer title of the Property to the extent contemplated by this letter agreement.

6.

Right of First Offer

Following the Closing Date, Orko may only solicit or consider offers to option or purchase all or any part of its interest in the Property only after it has first offered the interest to Goldcorp in writing on specific terms and conditions (the "Offer"). Goldcorp will have thirty (30) days to accept the Offer by notice to Orko, failing which Goldcorp will be deemed to have declined the offer. If Goldcorp declines the Offer,

Orko may, for a period of six (6) months thereafter, offer the interest to third parties on terms equal to or more favourable to Orko than those contained in the Offer.  If Orko fails to enter into an agreement with a party within the six-month period, the right of first offer in respect of the Property will revert to Goldcorp.

7.

Non-Acquisition

For one year following the. Closing Date, the Goldcorp Group agrees to not:

(a)

stake, lease, acquire or contract for or execute against any real property interest or interest in or over mineral rights, within two (2) kilometres in ail directions from the existing exterior boundaries of the Property, except in the context of a transaction with Orko; or

(b)

acquire or contract for or execute against any water or surface rights or interest, within thirty (30) kilometres in all directions from the existing exterior boundaries of the Property, except in the context of a ttransaction with Orko.

8.

Indemnification for Environmental liability

For the purposes of this section:

"Environmental Laws" means all requirements of the common law, civil code, or of environmental, health, or safety statutes of any agency, board, or governmental authority including, but not limited to, those relating to:

(i)

noise;

(ii)

pollution or protection of the air, surface water, ground water, or land;

(iii)

solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation;

(iv)

exposure to hazardous or toxic substances: or

(v)

the closure, decommissioning, dismantling, or abandonment of any facilities, mines, or workings and the reclamation or restoration of lands.

"Environmental Claims" means any and all administrative, regulatory, or judicial actions, snits, demands, claims, liens, notices of non-compliance or violation, investigations, or proceedings relating in any way to any Environmental Law or any permit issued under any Environmental Law, including, without limitation:

(i)

any and all claims by government or regulatory authorities for enforcement, clean-up, removal, response, remedial, or other actions or damages under any applicable Environmental Law; and

(ii)

any and all claims by any third party seeking damages, contribution, indemnification, cost recovery compensation, or injunctive or other relief resulting from hazardous materials,

including any release of those claims, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment:

Orko will be solely responsible for and indemnify the Goldcorp Group in respect of any Environmental Claims or environmental compliance obligations or liabilities which relate to activities undertaken on the Property since the date of the original Agreement. The obligations specified in this clause are not affected by any transfer of an interest in the Property to Orko pursuant to the provisions of this letter agreement;

9.

Notice

Any notice, direction or other instrument required or permitted to be given under this letter agreement will be in writing and will be given by delivering it personally or by mailing it by prepaid registered or certified mail to the addresses indicated on page one hereof.

Any notice, direction or other instrument aforesaid will„ if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing except in the event of disruption of the postal services in which event notice will be deemed to he received only when actually received.

10.

General

This Agreement will he governed by and interpreted in accordance with the laws of British Columbia and the parties will attorn to the jurisdiction of the Courts of British Columbia.

This Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors, and assigns.

This letter agreement is intended to create binding and legal obligations among the parties. Kindly indicate your acceptance of this agreement by signing the letter agreement where indicated below.

Yours truly,

Accepted and agreed to this

day of

 2006.

GOLDCORP INC. Per:

Authorized Signatory

LUISMIN, SA. DE C.V.

Per:

_____________________________

Authorized Signatory

MINAS SANLUIS, S.A. DE C.V.

Per:

_____________________________

Authorized Signatory

MINERA THESALIA, S.A. DE C.V.

Per:

____________________________

Authorized Signatory